Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-221630 and 333-239645) of our report dated March 9, 2022 on the consolidated balance sheets of NI Holdings, Inc. and Subsidiaries as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2021, and the related notes and the schedule listed in Item 15(a)(2). This report appears in the December 31, 2021 Annual Report on Form 10-K of NI Holdings, Inc. and Subsidiaries.

/s/ Mazars USA LLP

Fort Washington, PA

March 9, 2022

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